As filed with the Securities and Exchange Commission on September 20, 2010

Registration No. 33-57151

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MENTOR GRAPHICS CORPORATION

(Exact name of issuer as specified in charter)

Oregon	93-0786033
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8005 SW Boeckman Road Wilsonville, Oregon	97070-7777
(Address of principal executive offices)	(Zip Code)

Mentor Graphics Corporation 1987 Non-Employee Directors’ Stock Plan

(formerly known as the 1987 Non-Employee Directors’ Stock Option Plan)

Mentor Graphics Corporation 2010 Omnibus Incentive Plan

(Full title of the plans)

DEAN M. FREED

Vice President and General Counsel

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 685-7000

Copy to:

STUART CHESTLER

Stoel Rives LLP

900 SW Fifth Avenue

Portland, Oregon 97204-1268

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On July 1, 2010, the shareholders of Mentor Graphics Corporation (the “Company”) approved a proposal to simplify the Company’s equity incentive program by continuing the various previously existing offerings of Company common stock to employees and directors under a single plan, the Mentor Graphics Corporation 2010 Omnibus Incentive Plan (the “2010 Plan”). As originally filed, this Registration Statement on Form S-8 covered sales of shares pursuant to the Mentor Graphics Corporation 1987 Non-Employee Directors’ Stock Plan (formerly known as the 1987 Non-Employee Directors’ Stock Option Plan) (the “1987 Plan”). On and after July 1, 2010, no further options or other awards may be granted under the 1987 Plan although shares will continue to be issued under the terms of prior awards granted under the 1987 Plan, and new awards under the ongoing offering covered by this Registration Statement will be made pursuant to the 2010 Plan. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed solely for the purpose of adding the 2010 Plan as a plan pursuant to which shares may be sold in the ongoing offering covered by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed by Mentor Graphics Corporation (the “Registrant”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Registrant contained in the Registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article V of the Registrant’s Bylaws indemnifies directors and officers to the fullest extent permitted by the Oregon Business Corporation Act (the “Act”). The effects of Article V are summarized as follows:

(a) The Article grants a right of indemnification in respect of any action, suit, or proceeding (other than an action by or in the right of the Registrant) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred, if the persons concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

(b) The Article grants a right of indemnification in respect of any action or suit by or in the right of the Registrant against the expenses (including attorneys’ fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no right of indemnification will be granted if the person is adjudged to be liable to the Registrant.

(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

(d) The Registrant is required to promptly indemnify a director or officer unless it is determined by a majority of disinterested directors or by independent counsel that the person’s actions did not meet the relevant standard for indemnification. If the disinterested directors or independent counsel determine that indemnification is not required, the person seeking indemnification may petition a court for an independent determination. In any court action, the Registrant will have the burden of proving that indemnification would not be proper. Neither the disinterested directors’ failure to make a determination regarding indemnification for the claim nor an actual determination that the person failed to meet the applicable standard will be a defense to such action or create a presumption that the person is not entitled to indemnification.

(e) The Registrant will advance to a director or officer the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer affirms in good faith that he or she is entitled to indemnification and undertakes to repay any amount advanced if it is determined by a court that the person is not entitled to indemnification.

(f) The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors, or otherwise.

The Registrant has also entered into Indemnity Agreements with all directors and officers. While the Indemnity Agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the Act in several respects. The Indemnity Agreements obligate the Registrant to provide the maximum indemnification protection allowed under Oregon law, which is intended to provide indemnification broader than that expressly authorized by the Act. The most significant effect of the Indemnity Agreements is to add indemnification for judgments and settlements of derivative lawsuits to the fullest extent permitted by law as may be limited by public policy considerations applied by the courts.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4A.	1987 Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3A to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010.

4B.	Bylaws of the Company. Incorporated by reference to Exhibit 3B to the Company’s Current Report on Form 8-K filed on December 15, 2009.

4C.	Rights Agreement, dated as of June 24, 2010, between the Company and American Stock Transfer & Trust Company, LLC. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 25, 2010.

5A.	Opinion of counsel regarding shares offered under 1987 Non-Employee Directors’ Stock Plan (previously filed).

5B.	Opinion of counsel regarding shares offered under 2010 Omnibus Incentive Plan.

23.	Consent independent registered public accounting firm (previously filed).

24.	Powers of attorney (previously filed).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on this 20th day of September, 2010.

MENTOR GRAPHICS CORPORATION

By	/S/ DEAN M. FREED
Dean M. Freed, Vice President and
General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on September 20, 2010 in the capacities indicated.

Signature	Title
*WALDEN C. RHINES	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Walden C. Rhines

/S/ GREGORY K. HINCKLEY	Director, President and Chief Financial Officer (Principal Financial and Accounting Officer)
Gregory K. Hinckley

*MARSHA B. CONGDON	Director
Marsha B. Congdon

*JAMES R. FIEBIGER	Director
James R. Fiebiger

*FONTAINE K. RICHARDSON	Director
Fontaine K. Richardson

*By	/S/ DEAN M. FREED
Dean M. Freed, Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Document Description

4A.	1987 Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3A to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010.

4B.	Bylaws of the Company. Incorporated by reference to Exhibit 3B to the Company’s Current Report on Form 8-K filed on December 15, 2009.

4C.	Rights Agreement, dated as of June 24, 2010, between the Company and American Stock Transfer & Trust Company, LLC. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 25, 2010.

5A.	Opinion of counsel regarding shares offered under 1987 Non-Employee Directors’ Stock Plan (previously filed).

5B.	Opinion of counsel regarding shares offered under 2010 Omnibus Incentive Plan.

23.	Consent independent registered public accounting firm (previously filed).

24.	Powers of attorney (previously filed).